Exhibit (g)(2)

AMENDMENT NO.1
TO
GLOBAL CUSTODIAL AND AGENCY SERVICES AGREEMENT

This AMENDMENT No.1 (“Amendment”) is made as of September 15, 2020, by and between Emles Trust (“Client”) and Citibank, N.A. (“Custodian”, together with the Client, the “Parties”), to that certain Global Custodial and Agency Services Agreement dated July 15, 2020, between the Client and Service Provider (“Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Custodian performs certain custodial services for the Client;

WHEREAS, the Parties agree to amend Appendix A of the Agreement to reflect the addition of Authorized Participant fees to each Fund; and

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Custodian hereby agree as follows:

1.  Amendment to Appendix A of the Agreement – List of Funds.

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached to the end of this Amendment.

2.  Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.	The Custodian represents that it has full power and authority to enter into and perform this Amendment.

2.  Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both Parties hereto.

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

EMLES TRUST

By:
Name:	Dave Saxena
Title:	Secretary

Date:	September 16, 2020

CITIBANK, N.A.

By:	/s/ Dominic Crowe
Name:	Dominic Crowe
Title:	Managing Director

Date:	September 17, 2020

Appendix A
To the Global Custodial and Agency Services Agreement

List of Funds for Emles Trust

Fund Name	Authorized Participant Fee Per Create/Redeem (USD)
Emles @Home ETF	250
Emles Made in America ETF	250
Emles Real Estate Credit ETF	750
Emles Protective Allocation ETF	250
Emles Luxury Goods ETF	700
Emles Federal Contractors ETF	250

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